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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C.
                         ____________________________________

                                       FORM 8-K
                                    CURRENT REPORT
    PURSUANT TO SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                    DATE OF REPORT
                 (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 18, 1996

                            _____________________________


                          HORIZON/CMS HEALTHCARE CORPORATION
                (Exact name of Registrant as specified in its charter)


DELAWARE                                 1-9369                           91-1346899
(State or other jurisdiction       (Commission File No.)            (I.R.S. Employer
of incorporation or org-                                          Identification No.)
anization)


                            6001 INDIAN SCHOOL ROAD, N.E.
                                      SUITE 530
                               ALBUQUERQUE, NEW MEXICO
                                (Address of principal
                                  executive offices)

                                        87110
                                      (Zip Code)



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ITEM 5.  OTHER EVENTS

    PACIFIC REHABILITATION & SPORTS MEDICINE ACQUISITION ANNOUNCEMENT

    Horizon/CMS Healthcare Corporation ("Horizon/CMS") (NYSE:HHC) and Pacific Rehabilitation & Sports Medicine, Inc. ("Pacific Rehab") (NASDAQ:PRHB) jointly announced on Monday, November 18, 1996, that they entered into a definitive merger agreement pursuant to which Horizon/CMS will offer to purchase all of the outstanding shares of common stock of Pacific Rehab for $6.50 per share in cash. Following the completion of the offer and subject to the terms and conditions set forth in the agreement, any shares of common stock not purchased in the tender offer will be acquired at the same price in a cash merger. The consummation of the tender offer and the merger are conditioned upon, among other things, the valid tender of a majority of the outstanding shares of common stock of Pacific Rehab.

    Horizon/CMS intends to commence the offer no later than November 22, 1996. The full terms and conditions of the offer, as well as important related information, will be contained in the parties' filings with the Securities and Exchange Commission and mailings to Pacific Rehab stockholders.

    Questions relating to the tender offer should be directed to Georgeson & Company Inc., (800-223-2064) information agent for the tender offer.

    The aggregate price of the transaction is approximately $56.0 million plus acquired debt.

    Pacific Rehab provides outpatient physical therapy services at 66 outpatient rehabilitation clinics in ten states. Pacific Rehab's annualized revenues, based on the nine months ended September 30, 1996, are approximately $38.5 million. Pacific Rehab derived over 90% of its revenues from insurance and private payment sources during such quarter.

    CALIFORNIA ACUTE REHABILITATION HOSPITAL DISPOSITION ANNOUNCEMENT

    Horizon/CMS announced on November 19, 1996, that it has signed definitive agreements to sell to Regency Health Services, Inc. ("Regency") (NYSE:RHS) its interest in four acute rehabilitation hospitals, with a total of 292 beds, and 11 hospital based or free-standing outpatient rehabilitation clinics located in the state of California. Regency will also purchase Horizon/CMS's Meridian Neuro Care business, which operates six congregate care facilities in California.


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    Horizon/CMS anticipates receiving approximately $36.3 million in cash and approximately $7.0 million original principal amount of promissory notes for working capital retained by Regency at the closing of these transactions. Horizon/CMS will also retain net working capital of approximately $11.2 million. The companies expect to complete this transaction by the end of the calendar year, assuming approvals take place as anticipated.

    This sale greatly reduces Horizon/CMS's presence in the State of California and is consistent with the Company's business strategy to concentrate on geographic regions where it can have critical mass or prospects for a continuum of care across its lines of business. The sale includes the Robert H. Ballard Rehabilitation Hospital, a 60-bed hospital located in San Bernadino, California; the Kentfield Rehabilitation Hospital, a 60-bed hospital located in Kentfield, California; the Rehabilitation Hospital of San Diego, a 110-bed hospital located in San Diego, California; and the San Joaquin Valley Rehabilitation Hospital, a 62-bed hospital located in Fresno, California. Meridian Neuro Care, based in Newport Beach, California, operates six congregate care living health facilities in the State of California with 53 beds providing nursing care and therapy services to victims of traumatic accidents. Lastly, included in the transaction are ten outpatient rehabilitation clinics (of which five are free-standing) and one non-hospital based free-standing outpatient rehabilitation clinic located in the San Francisco, California area.


    While these operations generated about $66 million in net revenues during fiscal 1996, their operating margins were below those achieved by the hospital division, taken as a whole. Thus, assuming the historical operating results of Horizon/CMS's rehab hospital division are indicators of future operating performance, completion of this transaction with Regency should have a positive effect on the operating margins of this division as a whole.

    Completion of the transaction is subject to, among other things, (i) receipt of all applicable health care regulatory approvals, (ii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) the receipt of consents from certain third parties including lenders, landlords and joint venture partners. The proceeds of this sale will initially be used to pay down outstanding debt on Horizon/CMS's revolving credit facility.

    FORWARD LOOKING STATEMENTS

    Certain of the matters discussed in these press releases and in this Current Report contain forward-looking statements that involve risks and uncertainties. Although Horizon/CMS believes that the assumptions accompanying such forward-looking statements are reasonable, Horizon/CMS cannot give any assurance that expected results will occur. A


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significant variation between actual results and any of such assumptions may cause actual results to differ materially from expectations.



















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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  HORIZON/CMS HEALTHCARE CORPORATION


                                  By: /S/ SCOT SAUDER
                                      -------------------------------------
                                      Scot Sauder
                                      VICE PRESIDENT OF LEGAL AFFAIRS,
                                      SECRETARY AND GENERAL COUNSEL

Date: November 21, 1996.








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